SERVICES AGREEMENT

This Agreement is effective this 21 day of June, 1996, (the "Effective Date") between Disease State Management, Inc., 46 Prince Street, Rochester, New York 14607 ("Vendor") and EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES. Vendor agrees to provide services to EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES under the terms set forth below.

A.  SERVICES

    Vendor will provide the product(s) or service(s) set forth, and to the specifications set forth in the proposal incorporated herein as Attachment A.

    The product and all elements as set forth on Attachment A are subject to prior approval by EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES, such approval not to be unreasonably withheld.

B.  COMPENSATION

    EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES will pay Vendor according to the terms or payment schedule set forth in Attachment A hereto.

    In the event that EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES shall request any changes in the concept, specifications or scope of the product(s) or service(s) described on Attachment A hereto, Vendor will notify EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES of the cost of such revisions and will not proceed without prior written approval.

    If the compensation provision on Attachment A hereto is other than a flat fee amount per element or for the entire project, Vendor will provide such documentation in support of all billings as EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES may reasonably require.

C.  CONFIDENTIALITY

    1. EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES and Vendor acknowledge that certain confidential and proprietary information may be disclosed by one of them to the other in the course of this Agreement. For purposes of this Agreement, the term "Confidential Information" includes the following: (a) All information regarding the patient, EQUIFAX'S Customer, any patient medical data and/or status, or provider information; and (b) any other information identified as confidential in writing by the disclosing party prior to disclosure. Notwithstanding the confidentiality requirements of this Agreement, the foregoing shall not prevent EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES from retaining information, including any and all information and data pertaining to any patient which comes to EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES or to which EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES is given access during this Agreement.

    2. Should EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES receive confidential information of Vendor for use in performing their Services, EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES agrees to take all reasonable steps to safeguard the confidentiality of said information and to prevent unauthorized disclosure thereof by EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICE'S employees, agents and representatives. EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES shall maintain strict security procedures to protect the confidentiality of any information received, stored, or delivered on


       Disease State Management -SM- and DSMI -SM- are servicemarks of Disease State Management, Inc.

    patients in the EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES or any affiliated or associated company's database.

    3. The data released hereunder to Vendor regarding patients, patient medical data, EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES Customers, and provider information, is considered sensitive and confidential information. Vendor warrants that is shall use any information provided by EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES strictly for the performance of this Agreement. Vendor acknowledges and agrees to take all steps necessary to safeguard the confidentiality of all information and reports, whether oral or written, maintain such information as strictly confidential and to prevent unauthorized disclosure thereof by Vendor's employees, agents, representatives and other third parties. Vendor warrants that all such information and reports will not be disclosed to any person, organization or entity other than EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES.

    4. Each party shall hold the other party, its affiliated companies, the officers, agents, employees, and independent contractors of the other party, harmless and shall indemnify and defend such party for any claim of expense or damage, whatsoever, resulting from the publishing or release by such party, of information contrary to the above conditions.

    5. The obligations of the Paragraph shall not apply to any Confidential Information which the recipient can demonstrate is or becomes available to the public through no breach of this Agreement.

    6. Neither party to this Agreement shall, except as may be required by law or federal regulation, or except with express written permission of the other party, disclose the terms and conditions of this Agreement to any third party or publicly advertise its contents.

    7. The parties agree that Vendor's breach of any of its material obligation under the applicable Confidentiality provisions of this Agreement, may cause EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES irreparable injury for which it would have not adequate remedy at law, and that EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES shall be entitled to specific performance or preliminary or other injunctive relief in addition to any and all remedies it may otherwise be entitled to at law or in equity.

    8.  This Paragraph shall survive the termination of this Agreement.

    Vendor shall not duplicate any material containing EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES Confidential Information, except in the direct performance of its services under this Agreement. Vendor shall return all copies of materials containing EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES Confidential Information upon Vendor's completion of services under this Agreement or upon any earlier termination of this Agreement for any reason whatsoever.


D.  INDEMNIFICATION

    D1. Each party shall indemnify and hold the other party harmless from and against all liability, damages, penalties, losses, costs or expenses, including reasonable attorneys' fees, arising from or in any way related to its willful or negligent actions or omissions in performing the responsibilities as described in this Agreement.

    D2.  "Limitation of Liability"
    Neither EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES nor vendor shall in any way be liable for any special, indirect, exemplary, incidental or consequential damages, whether based on contract, tort, or any other legal theory, even if EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES or vendor has been previously advised of the possibility of such damages. This paragraph shall survive the termination of this agreement.

E.  PROFESSIONAL STANDARDS

    Vendor represents that it has facilities, personnel, experience and expertise sufficient in quality and quality to perform all such assignments and projects given it by EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES hereunder and agrees that it will perform all such assignments and projects in a manner commensurate with professional standards generally applicable to its industry.


F.  OWNERSHIP OF MATERIALS

    The parties acknowledge that any modifications to the printed materials produced by its asthma program for EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES are being created at the insistence of EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES and shall be deemed "work made for hire" under the United States copyright law.

    EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES shall have the right to use the whole work, any part of parts thereof, or none of the work, as it sees fit. EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES may alter the work, add to it, or combine it with any other works, at it sole discretion. Notwithstanding the foregoing, all original material submitted by Vendor as part of the work or as part of the process creating the work, including but not limited to listings, printouts, documentation, notes, reports, shall be the property of EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES whether or not EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES uses such material. No rights are reserved by Vendor.

    All surveys, reports, data, documentation and all other information prepared by Vendor in connection with the performance of its services hereunder will become and remain EQUIFAX'S sole property. Title to all material and documentation, including data furnished by EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES to Vendor or delivered by EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES into the Vendor's possession shall remain with EQUIFAX. Vendor shall immediately return all such material or documentation within seven (7) days of any request by EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES or upon the termination or conclusion of this Agreement, whichever shall occur first.

    EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES hereby grants Vendor a worldwide perpetual royalty free license to the data and information created by Vendor in connection with this agreement for purposes of making marketing presentations to other potential customers and for the development and sales of additional products based upon this data. Vendor's use of this data is limited to instances where data will not be identified by patient or by client of EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES.

    Vendor agrees it will not disclose to any third party, without the prior written consent of EQUIFAX, any proprietary or confidential information acquired from EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES under this Agreement, including trade secrets, business plans and confidential or other information which may be proprietary to EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES.

    Vendor warrants and represents that is has or will have the right, through written agreements with its employees, to secure for EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES the rights called for in this Section. Further, in the event Vendor uses any subcontractor, even though subcontracting is not permitted by this Agreement, or other third party to perform any of the services contracted for under this Agreement, Vendor agrees to enter into such written agreements with such third party, and to take such other steps as are or may be required to secure for EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES the rights called for in this Section.

G.  DURATION OF AGREEMENT

    1.   Term

    This Agreement is effective as of the Effective Date and shall continue in full force and effect until the earlier of (i) completion of the project assigned hereunder, (ii) terminated by at least thirty (30) days written notice by either party to the other, sent by registered mail to the address for each party first set forth above, or to such other address which a party may designate for its receipt of notices hereunder. This Agreement may be terminated by EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES immediately in the event EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES is unable to obtain waivers from its customers regarding Vendor's services.

    2.   Payment on Termination

    Upon termination of this Agreement EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES is to pay for all authorized work in process.

    3.   Transfer Upon Termination

    Vendor shall transfer, assign and make available to EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES or EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICE'S representative all property and materials in Vendor's possession or control and any copies thereof belonging to and paid for by EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES, and all information regarding EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICE'S project(s) covered by this Agreement, as set forth in Paragraph C herein.

    4. Neither EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES nor Vendor shall be liable to the other for damages of any kind, including but not limited to lost profits or Incidental, punitive or consequential damages, relative to termination of this Agreement in accordance with Section 6.2, even if advised of the possibility of such damages.

H.  INDEPENDENT CONTRACTORS

    Vendor shall at all times be an independent contractor and shall so represent itself to all third parties. Nothing in this Agreement shall be deemed to constitute either party the agent or legal representative of the other nor to constitute the parties as partners, agents or joint ventures of one another.

I.  THIRD PARTY OBLIGATIONS

    In connection with this Agreement, Vendor shall make no commitments or disbursements, incur no obligations nor place any advertising, public relations or promotional material for itself EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICE'S its parent, subsidiaries or affiliate companies, nor disseminate any material of any kind using the name of EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES and/or EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICE'S such parent, subsidiary or affiliate companies or using their trademarks, without the prior written approval of EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES.


J.  GOVERNING LAW

    This Agreement is entered into in the State of Texas and shall be constructed and governed under and in accordance with the laws of that State.

K.  MISCELLANEOUS

    1) The terms of this Agreement shall be binding upon EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES and Vendor and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement is not assignable in whole or in part by Vendor without the prior written consent of EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES. Factoring of accounts receivable is not permitted.

    2) The failure of either party to take action as a result of a breach of this Agreement by the other party shall constitute neither a waiver of the particular breach involved nor a waiver of either party's right to enforce any or all provisions of this Agreement through any remedy granted by law or this Agreement.

    3) EQUIFAX HEALTHCARE ADMINISTRATIVE SERVICES is an Equal Opportunity Employer and does not discriminate against any person because of race, color, creed, age, sex, or national origin. Vendor represents that it has the same policy of Equal Opportunity Employment.

    4) This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein, supersedes any prior written or oral communications and may be modified in writing subject to mutual agreement of the parties hereto.

    5) The headings of each paragraph are for reference only and shall not be construed as part of this Agreement.

    6) Except for the obligation to pay money property due and owing, either party shall be excused from any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its reasonable control, including. but not limited to, failure of performance by the other party, earthquake, labor disputes, riots, governmental requirements, inability to secure materials on a timely basis, failure of computer equipment, failures or delays of sources from which information or data is obtained and transportation difficulties.

IN WITNESS WHEREOF, the parties hereto, each by a duly authorized officer, have entered in to this Agreement this 21 day of June, 1996



EQUIFAX HEALTHCARE                     Disease State Management, Inc.
ADMINISTRATIVE SERVICES, INC.          46 Prince Street
5001 Spring Valley Road                Rochester, New York 14607
Suite 1000E
Dallas, TX  75244



By:  /s/ M.E. Kenney                    By: /s/ Donald A. Carlberg
   ---------------------------             ---------------------------
Title: Vice President & C.O.O.             Title: President & C.E.O.
       -----------------------             ---------------------------

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.

--------------------------------------------------------------------------------


                                     ATTACHMENT A


                                        ASTHMA
                                  DISEASE MANAGEMENT
                                       PROPOSAL



                     ____________________________________________

                                         FOR


                          EQUIFAX HEALTHCARE ADMINISTRATION
                                       SERVICES


                                     PRESENTED BY

                           Disease State Management,-SM- Inc.
                                   46 Prince Street
                              Rochester, New York  14607
                                     716-244-1360







              Disease State Management and DSMI are registered service
                       marks of Disease State Management, Inc.

--------------------------------------------------------------------------------

Asthma places a tremendous burden on patients and health care providers and demands a significant portion of our nations health care dollars. Disease State Management, Inc.-SM- is committed to improving health outcomes through the application of state of the art technologies. Our proprietary interactive voice recognition systems, enhanced database modeling techniques and on-demand publishing combine to provide the powerful educational intervention necessary to enhance patient adherence to treatment recommendations, empower patients to self-manage their disease and provide immediate referrals when specific "high risk" triggers are met.

DSMI's-SM- staff of systems engineers, clinical experts and physician consultants perform a comprehensive review of the targeted disease state to insure that "best practices" and nationally recognized guidelines form the program's foundation. Recognized leaders in outcomes management provide guidance throughout the project development process.

Once the baseline parameters have been established, our staff begins the process of building the intervention protocols. DSMI's-SM- asthma intervention program consists of six interactive voice response based telephone interventions. Each contact generates on-demand published educational materials targeting individual concerns. Additionally, physicians and other health care providers receive an at-a-glance formatted report for inclusion in the patient's medical records. These reports highlight specific areas of concern for the patient and demonstrate areas where an individual's adherence to the prescribed therapy is lacking.

As an extra feature, DSMI's-SM- clinical staff establishes specific "at risk" triggers that are continually monitored. Patients meeting specific criteria demonstrating an increased risk of hospitalization, emergency services or other costly intervention will have their providers notified immediately for follow up. This critical notification and tracking of key indicators has been demonstrated to reduce the global cost of managing chronically ill patients.

Each intervention is uniquely structured and targets specific behaviors such as: diet, exercise, smoking cessation, self-management, key triggers and compliance with pharmacological therapy. By providing unique, individually tailored intervention strategies, DSMI-SM- not only highlights areas where noncompliance and poor self management are impacting the plan's expenditures but also provides an active intervention to modify "at risk" behavior before an emergency room visit or hospitalization occurs.

In addition to providing ongoing support for patients, DSMI's-SM- fully integrated systems approach allows for immediate on-line data collection and evaluation. Interactive Voice Recognition systems allow administration of HEDIS, Health Quality, patient satisfaction, and Quality of Life surveys without operator induced bias. The process streamlines data collection and provides a cost effective method to query patients.

                              TRENDS IN ASTHMA

Chronic lung diseases such as asthma, bronchitis and emphysema pose serious challenges to both patients and health care providers. Despite an increased understanding of these disorders, improved pharmacological therapies and a greater awareness among potential sufferers, the incidence rates continue to soar. In fact, between 1982 and 1993 the number of people reporting chronic bronchitis increased seventy-nine percent, while those having emphysema and asthma increased twenty-five and forty-eight percent respectively.(1) Currently, over twelve million people suffer from asthma in the United States, making it not only one of the nation's most common diseases but one of the most costly as well.


                      INCREASE IN INCIDENCE RATES:  1982 - 1992


                                       [GRAPH]


                  DEATH RATE FOR ASTHMA:  1982 - 1992 (PER MILLION)


                                       [GRAPH]


While the reason for the rapid growth in the number of chronic suffers remains uncertain, one thing is certain: these diseases pose a serious threat to patients' well being. Despite tremendous advances in both diagnostic and pharmacological therapies in recent years asthma continues to exact a tremendous financial toll in terms of both direct and indirect costs.


___________________________

(1) American Lung Association, Adapted form information published by the Division of Epidemiology, National Heart, Lung and Blood Institute

               IMPACT OF INCREASED PATIENT EDUCATION EFFORTS

The economic impact of asthma is staggering. In asthma patients diagnosed as moderate to severe the annual cost of treatment often exceeds $ 100,000. In fact, John Hancock Mutual Life Insurance Company in Boston has identified 1,300 patients whose care resulted in $28 million dollars in expenditures. Among the most common reasons for exacerbation of symptoms are: an inability of the patients to self-manage their disease, poor pharmacological compliance, low adherence to provider recommendations, a lack of patient knowledge concerning their disease and failure of the provider to adhere to established treatment guidelines; all areas that DSMI's-SM- asthma intervention program will impact.

    * Study of severe asthmatics found 1,300 patients generated $ 28 million in claims
    *    Highest individual level of asthma-specific costs was $ 126,343
    *    Highest expense for all care were for a 2 year old female - $ 584,211
    *    235 members had claims exceeding  $ 100,000 annually for treatment

Targeted educational intervention programs for asthma patients have proven effective. A recent study, conducted at the National Jewish Center for Immunology and Respiratory Medicine and the John Hancock Managed Care Group, demonstrated significant improvements in patient outcomes for severe asthmatics following a comprehensive initiative to educate patients.


                      PATIENTS ADMITTED WITHIN THE PAST 6 MONTHS

                                       [GRAPH]



ADMISSIONS WITHIN THE PAST 6 MONTHS WERE LOWER IN PATIENTS RECEIVING TARGETED SUPPORT.

Additionally, personalized asthma self management, which tailors program materials to the individual, has demonstrated positive results in moderate to severe asthmatics (2)(3). In a recent investigation incorporating targeted support, the extension of face-to-face treatment via follow-up telephone calls to the patient's home was rated more convenient and more acceptable to patients than traditional group sessions (J.K. Wigal, personal communication, July 12, 1994). Finally, in a cost-benefit analysis of a self-management program for 47 adult asthmatics effectively reduced hospitalization cost from $18,488 to $1,538 and lost income from $11,593 to $4,589.(4)

_________________________
(2) Kotses H., Lewis P., Environmental control of asthma self-management. Journal of Asthma. 1990; 27:373
(3) Kotses H., Stout C., Wigal J.K., Individualized asthma self-management: A beginning. Journal of Asthma. 1991; 288:287-289.
(4) Taitel M.S., A self-management program for adult asthma. Part II: Cost-benefit analysis. Journal of Allergy and Clinical Immunology.
1995;95(3):672-6.

                              FINANCIAL IMPACT OF ASTHMA

The following analysis reflects admission costs data for patients having severe asthma. It reflects incident and admission rates for severe asthma as indicated by the American Lung Association.



    # of Covered Lives                              500,000         500,000         500,000
                                             ------------------------------------------------
    Asthma Incidence Rate                              0.05            0.05            0.05
                                             ------------------------------------------------
    # Asthma Patients                                25,000          25,000          25,000
                                             ------------------------------------------------
    # Patients with Severe asthma                      1250            1250            1250
                                             ------------------------------------------------
    Cost per Day as Inpatient                     $1,000.00       $1,000.00       $1,000.00
                                             ------------------------------------------------
    Average Length of Stay ( days )                       4               4               4
                                             ------------------------------------------------
    # Hospitalizations/year                               3               2               1
                                             ------------------------------------------------
    Annual Hospitalization Cost/Patient          $12,000.00       $8,000.00       $4,000.00
                                             ------------------------------------------------

                                             ------------------------------------------------
    Total Hospitalization Cost to Plan       $15,000,000.00  $10,000,000.00   $5,000,000.00
                                             ------------------------------------------------

                                             ------------------------------------------------
IMPACT OF DISEASE MANAGEMENT PROGRAM
                                             ------------------------------------------------
    # Patients Enrolled in DM Program                  1250            1250            1250
                                             ------------------------------------------------
    Estimated Operational Costs/Patient              $70.00          $70.00          $70.00
                                             ------------------------------------------------
    Total Operational Costs                      $87,500.00      $87,500.00      $87,500.00
                                             ------------------------------------------------

                                             ------------------------------------------------

                                             ------------------------------------------------
PROJECTED REDUCTION IN ADMISSIONS
                                             ------------------------------------------------
    5% Reduction                                       5.00%           5.00%           5.00%
                                             ------------------------------------------------
    Annual Savings                              $750,000.00     $500,000.00     $250,000.00
                                             ------------------------------------------------
    7.5 % Reduction in Admissions                      7.50%           7.50%           7.50%
                                             ------------------------------------------------
    Annual Savings                            $1,125,000.00     $750,000.00     $375,000.00
                                             ------------------------------------------------
    10 % Reduction in Admissions                      10.00%          10.00%          10.00%
                                             ------------------------------------------------
    Annual Savings                            $1,500,000.00   $1,000,000.00     $500,000.00
                                             ------------------------------------------------

                                             ------------------------------------------------

                                             ------------------------------------------------
    % Success Rate Required to Break Even              0.58%           0.88%           1.75%
                                             ------------------------------------------------
    # Pts. Avoiding Admission to Break Even               7              11              22
                                             ------------------------------------------------


                                   PROGRAM OVERVIEW

See the "Program Intervention Description" section for details about each of the interventions. The selected intervention schedule will be delivered to patients who are enrolled in the program. Note that the term "provider" is used to denote a case manager or another health care provider designated to receive communications regarding the patient.

I.  COMPONENTS

*   Business reply mailer
*   Patient diary
*   Program description/overview
*   Custom designed educational materials
*   Demand published patient reports
*   Demand published provider reports
*   Crisis flags
*   Voice demonstration line
*   Logo integration


II.  INTERVENTION PROTOCOL:

MONTH 1:

*   Patient enrollment via business reply mailer
* Initial telephone intervention within seven days of business reply mailer receipt
*   Patients receive demand published report following IVR intervention
*   Appropriate preprinted educational materials sent to patients

MONTHS 2 - 4

* Patients receive interactive voice response based telephone interventions monthly
*   Patients receive demand published report following each IVR intervention
*   Appropriate preprinted educational materials sent to patients
* Physician receives demand published, patient specific report for inclusion in patient record following IVR intervention at month 2 and 4
* Additionally physician receives immediate notification via phone/fax for any patient reporting status indicating a critical "at risk" trigger has been met

MONTHS 6 AND 8

*   Patients receive interactive voice response based telephone interventions
*   Patients receive demand published report following each IVR intervention
*   Appropriate preprinted educational materials sent to patients
* Physician receives demand published, patient specific report for inclusion in patient record following IVR intervention at month 8
* Additionally physician receives immediate notification via phone/fax for any patient reporting status indicating a critical "at risk" trigger has been met

    Month                    1    2    3    4    6    8
                             --------------------------
    IVR Intervention         *    *    *    *    *    *
                              --------------------------
    Patient Report           *    *    *    *    *    *
                              --------------------------
    Physician Report              *         *         *
                              --------------------------
    Preprinted Materials     *    *    *    *    *    *
                              --------------------------
    "At risk" Reporting
    (as needed)              *    *    *    *    *    *
                              --------------------------

PROGRAM INTERVENTION DESCRIPTION

See the "Program Schedule" section for an outline of the protocol for delivering these program components. Note that the term "provider" is used to refer to a physician, case manager or other health care provider designated to receive communications regarding the patient.

BUSINESS REPLY MAIL (BRM)/PROGRAM DESCRIPTION
  * Two (2) page pre-printed mailer designed for distribution by providers to patients and return via postage paid mail
  * Provides brief assessment for identifying patient data (e.g., name, phone number, best time to contact) necessary for DSMI-SM- to initiate a telephone call to patient
  *   Program description includes a brief program overview


INTERACTIVE VOICE RECOGNITION BASED TELEPHONE INTERVENTIONS
  * Six (5) minute interactive voice recognition base telephone interventions initiated by live operators to patients at preferred contact times
  * Cost-efficient interface: operator-initiated contact to identify patient and transfer to automated, voice response system
  * High appeal voice response system using a recorded human voice versus computer synthesized speech
  * Patient responds in normal speaking voice versus pushing touch tone buttons
  * Self-report follow-up assessment of relevant medical and behavioral factors: update on disease status, prescribed treatment including diet, exercise, and medications, patient motivation, treatment barriers, patient knowledge indicators regarding symptom identification and disease self-management
  * Patient receives personalized questions and clinically appropriate feedback driven by expert system to promote patients' awareness of their condition and adherence to their treatment regimen
  *   Allows identification of patient concerns
  *   Adds vital progress information to the longitudinal patient database

PATIENT REPORTS
    * Laser printed, on-demand published report including personalized text and graphics
    *    Mailed to patient within a week after each telephone intervention
    * Personalized and pre-printed materials reinforce patient awareness and knowledge regarding their condition and promote treatment adherence

PHYSICIAN REPORTS

    * One page laser printed, on-demand published report integrating patient's follow-up and enrollment data
    * Mailed to patient's provider within a week after each patient interactive voice response intervention
    * "At-a-glance" format provides efficient documentation of critical patient data, ready for insertion into the medical record

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.

    * Facilitates identification of patient education needs and hard-to-manage patients, appropriate allocation of health care resources, and timely modification of treatment regimens
    *    Enhances patient-provider communication


"AT RISK" REPORTING:

* Physicians/providers will be notified via fax when patients report symptoms, noncompliance or other critical factors indicating an increased risk for an acute event, hospitalization or emergency procedure

OPERATIONAL REPORTING:

DSMI-SM- will provide operational and outcome reports quarterly.

PROGRAM FEES:

[*****] In lieu of such payment Equifax Healthcare Administration Services agrees:

Program operational fees shall be are based upon a minimum enrollment of 2000 patients within 36 months of the effective date of this agreement. The operational fee for the first 2000 enrollees shall be $[*****] per enrollee. Fees for all subsequent enrollees shall be $[*****] per enrollee. In the event that Equifax Healthcare Administration services fails to achieve a minimum of 2000 enrollees within 36 months of the effective date of this document, equifax healthcare administration services agrees to a one time liscensing fee equal to ( 2000 minus the number of enrollees achieved times $[*****]. Such payment is due 36 months from the effective date of this contract.

Program operational fees shall be billed upon patient enrollment and are payable within 30 days of receipt. Payments exceeding 30 days past due will accrue a service charge of 1% per month of the outstanding balance. In the event of a patient withdrawal from the intervention program, DSMI-SM- will prorate the remaining expenses.

Printing fees for all pre-printed materials (e.g., marketing brochure, BRM, program description) will be the responsibility of Equifax Healthcare Administration services. DSMI-SM- will furnish estimates for printing costs upon determination of volumes and final specifications.

CUSTOMIZATION

Any customization will constitute a revision to the intervention protocol (i.e., additional patient and/or physician reports and/or variations in on-demand or IV content). Any logo design used on the demand published reporting is limited to black and white/grayscale. DSMI-SM- shall furnish estimates for development and delivery to Equifax Healthcare Administration Services prior to undertaking any revision.